EXHIBIT 99.1

First Capital, Inc. Reports Quarterly Earnings Increase

CORYDON, Ind., April 29, 2016 (GLOBE NEWSWIRE) -- First Capital, Inc. (the “Company”) (NASDAQ:FCAP), the holding company for First Harrison Bank (the “Bank”), today reported net income of $1.6 million or $0.47 per diluted share for the quarter ended March 31, 2016, compared to $1.5 million or $0.53 per diluted share for the quarter ended March 31, 2015. The increase in net income is primarily due to increases in net interest income after provision for loan losses partially offset by an increase in noninterest expenses.

As previously announced, on December 4, 2015, the Company completed its acquisition of Peoples Bancorp, Inc. of Bullitt County and its wholly-owned bank subsidiary Peoples Bank of Bullitt County (collectively, “Peoples”), headquartered in Shepherdsville, Kentucky.  As part of the acquisition, the Company acquired total assets with a fair value of $240 million and assumed liabilities with a fair value of $211 million.  The Company issued 580,017 shares of Company common stock as part of the acquisition, which caused the decrease in earnings per share for 2016 despite an increase in net income.

Net interest income after provision for loan losses increased $1.5 million for the quarter ended March 31, 2016 as compared to the same prior year period.  Interest income increased $1.9 million when comparing the periods due to an increase in the average balance of interest-earning assets from $432.0 million for the first quarter of 2015 to $671.3 million for the first quarter of 2016.  This increase was partially offset by a decrease in the average tax-equivalent yield on interest-earning assets from 4.31% for the first quarter 2015 to 3.88% for the first quarter 2016.  Both the increase in the average balance of interest-earning assets and the decrease in the average tax-equivalent yield for first quarter of 2016 are primarily attributable to the Peoples acquisition.  Through the acquisition of Peoples, the Company acquired loans, investment securities, interest-bearing deposits with banks and federal funds sold with a fair value of approximately $56 million, $132 million, $5 million and $28 million, respectively.  The high concentration of investment securities, interest-bearing deposits with banks and federal funds sold, which generally provide a lower yield than loans, led to a decrease in the overall tax-equivalent yield on interest-earning assets for the first quarter 2016.  Interest expense increased $257,000 when comparing the periods as the average cost and average balance of interest-bearing liabilities increased from 0.29% to 0.39% and from $337.4 million to $514.2 million, respectively.  These changes were also primarily attributable to the Peoples acquisition, with the Company assuming deposit liabilities with a fair value of approximately $209 million.  As a result of the changes in interest-earning assets and interest-bearing liabilities, the interest rate spread decreased from 4.02% for the quarter ended March 31, 2015 to 3.49% for the same period in 2016.

The provision for loan losses was $75,000 for the quarter ended March 31, 2016 based on management’s analysis of the allowance for loan losses.  No provision for loan losses was recorded for the quarter ended March 31, 2015.  The Bank recognized net charge-offs of $171,000 for the quarter ended March 31, 2016 compared to $1.2 million for the same period in 2015.  The net charge-offs recognized in the 2015 period primarily related to a $1.2 million charge-off on a commercial loan that had been fully reserved for in prior periods.

Noninterest income increased $4,000 for the quarter ended March 31, 2016 as compared to the same period in 2015.  Service charges on deposit accounts increased $150,000 when comparing the two periods primarily due to fees earned on the acquired Peoples accounts.  This was partially offset by decreases in other income and gains on the sale of loans of $103,000 and $58,000, respectively, when comparing the two periods.  The decrease in other income was primarily due to a gain on life insurance of $110,000 recognized during the quarter ended March 31, 2015, and the decrease in the gains on the sale of loans is due gains on the sale of commercial Small Business Administration loans recognized during the first quarter of 2015.

Noninterest expense increased $1.3 million for the quarter ended March 31, 2016 as compared to the same period in 2015, due primarily to the increased expenses associated with operating the five offices acquired from Peoples.  Compensation and benefits increased $707,000 when comparing the two periods due to normal salary increases and the retained Peoples personnel.  Other expenses, occupancy and equipment expense and data processing expense also increased $360,000, $117,000 and $113,000, respectively, when comparing the quarter ended March 31, 2016 to the same period in 2015.

Total assets increased $19.9 million to $735.7 million at March 31, 2016 from $715.8 million at December 31, 2015.  Investment securities increased $23.9 million as management has sought to invest excess liquidity obtained in the Peoples acquisition primarily in government agency mortgage-backed securities and municipal obligations.  The increase in investment securities was partially offset by decreases of $1.7 million and $1.4 million in net loans receivable and loans held for sale, respectively.  Deposits increased $19.0 million to $656.2 million at March 31, 2016 due primarily to increases in demand deposits, both interest-bearing and noninterest-bearing, and savings accounts.  Nonperforming assets (consisting of nonaccrual loans, accruing loans 90 days or more past due, troubled debt restructurings on accrual status, and foreclosed real estate) decreased from $11.2 million at December 31, 2015 to $10.2 million at March 31, 2016 as management continues to work to resolve nonperforming assets acquired from Peoples.

At March 31, 2016, the Bank was considered well-capitalized under applicable federal regulatory capital guidelines.

The Bank currently has seventeen offices in the Indiana communities of Corydon, Edwardsville, Greenville, Floyds Knobs, Palmyra, New Albany, New Salisbury, Jeffersonville, Salem and Lanesville and the Kentucky communities of Shepherdsville, Mt. Washington and Lebanon Junction.  In March 2016, the Company also acquired property for a proposed branch location near the River Ridge development in Jeffersonville, Indiana.

Access to First Harrison Bank accounts, including online banking and electronic bill payments, is available through the Bank’s website at www.firstharrison.com.  The Bank, through its business arrangement with Investment Centers of America, member SIPC, continues to offer non FDIC insured investments to complement the Bank’s offering of traditional banking products and services. For more information and financial data about the Company, please visit Investor Relations at the Bank’s aforementioned website. The Bank can also be followed on Facebook.

Cautionary Note Regarding Forward-Looking Statements

This press release may contain certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by the use of the words “anticipate,” “believe,” “expect,” “intend,” “could” and “should,” and other words of similar meaning. Forward-looking statements are not historical facts nor guarantees of future performance; rather, they are statements based on the Company’s current beliefs, assumptions, and expectations regarding its business strategies and their intended results and its future performance.

Numerous risks and uncertainties could cause or contribute to the Company’s actual results, performance and achievements to be materially different from those expressed or implied by these forward-looking statements.  Factors that may cause or contribute to these differences include, without limitation, general economic conditions, including changes in market interest rates and changes in monetary and fiscal policies of the federal government; competition; the ability of the Company to execute its business plan; legislative and regulatory changes; and other factors disclosed periodically in the Company’s filings with the Securities and Exchange Commission.

Because of the risks and uncertainties inherent in forward-looking statements, readers are cautioned not to place undue reliance on them, whether included in this report or made elsewhere from time to time by the Company or on its behalf.  These forward-looking statements are made only as of the date of this press release, and the Company assumes no obligation to update any forward-looking statements after the date of this press release.

FIRST CAPITAL, INC. AND SUBSIDIARY
Consolidated Financial Highlights (Unaudited)

	Three Months Ended
	March 31,
OPERATING DATA	2016	2015
(Dollars in thousands, except per share data)

Total interest income	$6,346	$4,496
Total interest expense	500	243
Net interest income	5,846	4,253
Provision for loan losses	75	-
Net interest income after provision for loan losses	5,771	4,253

Total non-interest income	1,368	1,364
Total non-interest expense	4,990	3,679
Income before income taxes	2,149	1,938
Income tax expense	564	469
Net income	1,585	1,469
Less net income attributable to the noncontrolling interest	3	3
Net income attributable to First Capital, Inc.	$1,582	$1,466

Net income per share attributable to First Capital, Inc.
common shareholders:
Basic	$0.47	$0.53

Diluted	$0.47	$0.53

Weighted average common shares outstanding:
Basic	3,339,103	2,740,502

Diluted	3,341,283	2,740,502

OTHER FINANCIAL DATA

Cash dividends per share	$0.21	$0.21
Return on average assets (annualized)	0.88%	1.26%
Return on average equity (annualized)	8.37%	10.15%
Net interest margin	3.58%	4.09%
Interest rate spread	3.49%	4.02%
Net overhead expense as a percentage
of average assets (annualized)	2.79%	3.17%

	March 31,	December 31,
BALANCE SHEET INFORMATION	2016	2015
(Dollars in thousands)

Cash and cash equivalents	$108,791	$109,174
Interest-bearing time deposits	16,410	16,655
Investment securities	210,668	186,755
Gross loans	360,757	362,581
Allowance for loan losses	3,319	3,415
Earning assets	676,362	661,725
Total assets	735,733	715,827
Deposits	656,185	637,177
Stockholders' equity, net of noncontrolling interest	75,955	74,396
Non-performing assets:
Nonaccrual loans	3,739	4,222
Accruing loans past due 90 days	13	355
Foreclosed real estate	4,640	4,890
Troubled debt restructurings on accrual status	1,822	1,710
Regulatory capital ratios (Bank only):
Tier 1 - average total assets	9.18%	12.15%
Tier 1 - risk based assets	15.16%	15.26%
Total risk-based	15.94%	16.07%

Contact:
Chris Frederick
Chief Financial Officer
812-734-3464